EXHIBIT 12

                              CITY HOLDING COMPANY
                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


      The following unaudited table presents the consolidated ratios of earnings to fixed charges of the Company. The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest deposits). Interest expense (other than on deposits) includes interest on borrowed funds, federal funds purchased and securities sold under agreements to repurchase, and other funds borrowed.



                            For the
                          Six Months
                           Ended June
                             30,         For the Year Ended December 31,
                         --------------------------------------------------

                             1998       1997   1996   1995    1994   1993
                         --------------------------------------------------

Including interest on
deposits...............      1.38x       1.44x  1.40x 1.38x    1.46x  1.49x
Excluding interest on
deposits...............      2.46        2.68   2.57  3.01     6.10  13.07